                                                                      EXHIBIT 11
                                                                      ----------

              STATEMENT RE COMPUTATION OF EARNINGS PER COMMON SHARE

NET INCOME AND COMMON SHARES USED IN CALCULATION OF EARNINGS PER COMMON SHARE FOR THE FIVE YEARS ENDED DECEMBER 31, 1997 WERE COMPUTED AS FOLLOWS (AMOUNTS IN THOUSANDS). THE 1993 THROUGH 1996 COMPUTATIONS HAVE BEEN RESTATED TO CONFORM TO THE PROVISIONS OF STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128, "EARNINGS PER SHARE".

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                -----------------------------------------------------
                                                  1993        1994       1995       1996      1997
                                                --------    --------   --------   --------   --------
Earnings:
---------
     Net Income                                 $ 24,127    $ 29,194   $ 32,639   $ 13,066   $ 23,349

     Less preferred stock dividends (1)           (2,180)       --         --           --         --
                                                --------    --------   --------   --------   --------
     Net income applicable to common
        stock - Basic                           $ 21,947    $ 29,194   $ 32,639   $ 13,066   $ 23,349

     Add:  Preferred stock dividends               2,180        --         --           --         --
               Convertible debenture interest        693         296       --         --           --
                                                --------    --------   --------   --------   --------
     Net income applicable to
        Common stock - Diluted                  $ 24,820    $ 29,490   $ 32,639   $ 13,066   $ 23,349
                                                ========    ========   ========   ========   ========
Common Shares:
--------------
     Weighted average common
        Shares outstanding - Basic                22,302      25,574     26,166     26,470     26,920
     Additional common shares issuable for:
        Assumed exercise of stock options            638         496        754        590        420
        Convertible securities                     3,410         356        125         --         --
                                                --------    --------   --------   --------   --------
     Common shares - Diluted                      26,350      26,426     27,045     27,060     27,340
                                                ========    ========   ========   ========   ========



(1) In 1993, the Company exercised its redemption rights; however, prior to the planned redemption date, 2,289,615 shares of convertible Preferred Stock were converted into 4,579,230 shares of Common Stock of the Company.